Exhibit 99.1

NEWS RELEASE

Media Contact:	Patricia Kakridas
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Jenell McKay
Sempra
(877) 736-7727
investor@sempra.com

Sempra Reports Fourth-Quarter 2022
Business Results
• Achieved Strong Safety and Operational Results
• Targeting Port Arthur LNG Phase 1 FID Q1-2023
• Affirming 2023 EPS Guidance Range
• Reiterating Long-Term 6-8% Compound Annual EPS Growth Rate

SAN DIEGO, Feb. 28, 2023 — Sempra (NYSE: SRE) (BMV: SRE) today reported fourth-quarter 2022 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $438 million or $1.39 per diluted share, compared to GAAP earnings of $604 million or $1.90 per diluted share in the fourth quarter of 2021. On an adjusted basis, fourth-quarter 2022 earnings were $743 million or $2.35 per diluted share, compared to $688 million or $2.16 per diluted share in the fourth quarter of 2021.
The company also reported full-year 2022 GAAP earnings of $2.09 billion or $6.62 per diluted share, compared to $1.25 billion or $4.01 per diluted share in 2021, which includes after-tax charges associated with litigation and regulatory matters of $199 million and $1,148 million in 2022 and 2021, respectively. On an adjusted basis, the company’s full-year 2022 earnings were $2.92 billion or $9.21 per diluted share, compared to $2.64 billion or $8.43 per diluted share in 2021.
The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the fourth quarter and full-year 2022 and 2021.

(Dollars and shares in millions, except EPS)	Three months ended December 31,		Years ended December 31,
	2022	2021	2022	2021
	(Unaudited)
GAAP Earnings	$438	$604	$2,094	$1,254
Impact Associated with Aliso Canyon Litigation and Regulatory Matters	—	16	199	1,148
Impact from Foreign Currency and Inflation on our Monetary Positions in Mexico and Associated Undesignated Derivatives	75	3	164	44
Net Unrealized Losses (Gains) on Derivatives	247	(129)	355	47
Net Unrealized Gains on a Contingent Interest Rate Swap Related to the Proposed Port Arthur LNG Phase 1 Project	(17)	—	(17)	—
Costs Associated with Early Redemptions of Debt(1)	—	122	—	122
Deferred Income Tax Expense Associated with the Change in our Indefinite Reinvestment Assertion Related to the Sale of Noncontrolling Interest to Abu Dhabi Investment Authority	—	—	120	—
Net Income Tax Expense Related to the Utilization of a Deferred Income Tax Asset	—	72	—	72
Earnings from Investment in RBS Sempra Commodities LLP	—	—	—	(50)
Adjusted Earnings(2)	$743	$688	$2,915	$2,637

Diluted Weighted-Average Common Shares Outstanding	316	320	316	313
GAAP EPS	$1.39	$1.90	$6.62	$4.01
Adjusted EPS(2)	$2.35	$2.16	$9.21	$8.43

1)Costs associated with early redemptions of debt include ($92M) at Parent and ($30M) at Sempra Infrastructure.
2)See Table A for information regarding non-GAAP financial measures and descriptions of adjustments.

Common and Preferred Dividends
Sempra’s board of directors declared a $1.19 per share quarterly dividend on the company's common stock, which is payable April 15, 2023, to common stock shareholders of record as of March 22, 2023. The declared quarterly dividend represents an increase of the company's common stock dividend to $4.76 per share, on an annualized basis, from $4.58 per share in 2022.
Additionally, Sempra’s board of directors declared a semi-annual dividend of $24.375 per share on the company’s 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C. The preferred stock dividends will be payable April 15, 2023, to preferred stock shareholders of record at the close of business on April 1, 2023.
Track Record of Disciplined Growth
Over the last five years, Sempra has been successful in simplifying its business model and improving its position as a leader in some of North America’s largest economic markets. Moreover, the company has increased the scope and scale of its three business platforms — Sempra California, Sempra Texas and Sempra Infrastructure. This has allowed the company to also increase its recurring cash flows and substantially improve its financial performance.
Looking ahead, Sempra remains strategically focused on sustainable growth across its three business platforms underpinned by investments in energy infrastructure supporting electrification, lower carbon fuel sources and energy security in some of North America’s leading markets. Across its various businesses, the company is pursuing a portfolio of opportunities to continue improving safety, bolstering reliability and supporting the delivery of increasingly clean and more affordable sources of energy.

Sempra California
Sempra California’s San Diego Gas & Electric Co. (SDG&E) and Southern California Gas Co. (SoCalGas) achieved strong safety results in 2022 while continuing to enhance reliability and support California’s ambitious clean energy goals. Throughout 2022, the utilities advanced strategic programs to better serve customers including modernizing their energy networks with a focus on safety, reliability and climate resiliency.
SDG&E is advancing state-of-the-art wildfire mitigation and resiliency solutions to further reinforce community fire safety and electric system hardening efforts in the San Diego region. The utility has now hardened 100% of transmission assets in its Tier 3 high-fire threat areas and continues to work toward hardening the remaining areas vulnerable to the threat of wildfires. These enhancements include the completion of the Cleveland National Forest fire hardening and safety project, a $700 million decade-long collaboration with local, state and federal agencies to improve the fire resistance of electric infrastructure throughout approximately 880 square miles of SDG&E’s service territory.
SoCalGas achieved an important milestone for its Aspire 2045 strategy, receiving California Public Utilities Commission (CPUC) approval to establish a memorandum account to track the costs of feasibility studies for its Angeles Link green hydrogen infrastructure proposal. The CPUC also directed SoCalGas to include this green hydrogen infrastructure system proposal as part of California’s application to the U.S. Department of Energy (DOE) for Hydrogen Hub federal funding.
The ongoing general rate cases that SDG&E and SoCalGas filed with the CPUC in the spring of 2022 establish the foundation for future growth of this platform, and a proposed decision is scheduled to be issued in the second quarter of 2024. SDG&E and SoCalGas also received a final decision authorizing their cost of capital applications, which maintained their existing authorized equity layers and updated their costs of debt, and equity rates of return to 9.95% and 9.8%, respectively, for the 2023 through 2025 period, both subject to an existing adjustment mechanism.

Sempra Texas
In Texas, Oncor continues to demonstrate a strong commitment to safety and operational excellence while executing on its robust capital plan.
Oncor advanced its operational execution in 2022, constructing new projects to support growth across Texas and increase reliability for the Electric Reliability Council of Texas (ERCOT) market. The utility placed more than $1 billion of transmission projects into service in 2022, including placement of 13 new substations and 18 new switching stations into service and approximately 340 miles of new or upgraded high-voltage transmission lines. Additionally, in 2022, Oncor experienced a 53% increase in active generation and retail transmission interconnection requests. This strong momentum is driven by continued high demand for renewable energy and business growth across Oncor’s service territory.
In addition, Oncor recently announced a new Vehicle-to-Grid (V2G) collaboration with Toyota Motor North America (Toyota) to study the impacts and benefits of V2G transactions on the grid. This V2G pilot project will examine the interconnectivity between Toyota battery electric vehicles (BEV’s) and utilities, providing insight into the ways Oncor can reliably provide the necessary infrastructure to support growth of electric vehicles across Texas. This effort represents the first collaboration of its kind between Oncor and an automotive original equipment manufacturer and the first utility collaboration for Toyota around BEV’s.
Oncor continues to advance its base rate review with the Public Utility Commission of Texas and anticipates a final order to be issued around the end of the first quarter of 2023. Oncor’s board of directors is expected to review a long-term financial plan following receipt of a final order in the base rate review.

Sempra Infrastructure
Sempra Infrastructure is advancing its three integrated business lines — liquefied natural gas (LNG) and net-zero solutions, energy networks and clean power. With projects competitively positioned on both the Gulf and Pacific Coasts of North America, Sempra Infrastructure is assisting with energy security and decarbonization in North America and globally.
Throughout 2022, Sempra Infrastructure achieved a number of key milestones. Cameron LNG Phase 1 continues to exceed original production expectations while unlocking efficiencies and achieving a strong safety record. The company also brought online the fuels terminal in Puebla, which is the sister terminal to the marine facility in Veracruz. At its Pacific Coast assets, Energía Sierra Juarez Phase 2 wind farm, with 108 megawatts of capacity, reached commercial operations and construction of the Energía Costa Azul LNG (ECA LNG) Phase 1 project continues to make substantial construction progress.
Sempra Infrastructure continues to advance marketing efforts for its various LNG development projects to help meet global demand for U.S. LNG. The company recently completed the marketing phase for Phase 1 of the Port Arthur LNG development project, and it is now fully subscribed at 10.5 Mtpa of definitive, long-term contracts with top-tier counterparties. The company is targeting a final investment decision for Port Arthur LNG Phase 1 before the end of the first quarter of 2023.
In addition, the Cameron LNG Phase 2 development project remains on track for completion of the competitive front-end engineering design process in the summer of this year. Additional opportunities for future investment include ECA LNG Phase 2 and Vista Pacífico LNG, both of which received DOE approval in December to export U.S.-sourced natural gas in the form of LNG from Mexico to non-Free Trade Agreement countries.

Earnings Guidance
Sempra is reaffirming its full-year 2023 earnings per common share (EPS) guidance range of $8.60 to $9.20. The company is also reiterating its long-term projected EPS compound annual growth rate of approximately 6% to 8% based on the midpoint of 2023 EPS guidance range.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings and adjusted EPS. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the internet today at 12 p.m. ET with the company’s senior management. Access is available by logging onto the Investors section of the company’s website, sempra.com/investors. The webcast will be available on replay a few hours after its conclusion at sempra.com/investors.

About Sempra
Sempra is a leading North American energy infrastructure company that helps meet the daily energy needs of nearly 40 million consumers. As the owner of one of the largest energy networks on the continent, Sempra is helping to electrify and decarbonize some of the world’s most significant economic markets, including California, Texas, Mexico and the LNG export market. The company is also consistently recognized as a leader in sustainable business practices and for its long-standing commitment to building a high-performance culture focused on safety, leadership and workforce development, and diversity and inclusion. Investor’s Business Daily named Sempra the top-ranked utility in the U.S. for environmental, social and governance scores and financial performance. Sempra was also included on the Dow Jones Sustainability North America Index for the 12th consecutive year. More information about Sempra is available at sempra.com and on Twitter @Sempra.

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This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this press release, forward-looking statements can be identified by words such as “believes,” “expects,” “intends,” “anticipates,” “contemplates,” “plans,” “estimates,” “projects,” “forecasts,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “initiative,” “target,” “outlook,” “optimistic,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include risks and uncertainties relating to: California wildfires, including that we may be found liable for damages regardless of fault and that we may not be able to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, rates from customers or a combination thereof; decisions, investigations, inquiries, regulations, issuances or revocations of permits or other authorizations, renewals of franchises, and other actions by (i) the California Public Utilities Commission (CPUC), Comisión Reguladora de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, Public Utility Commission of Texas, and other governmental and regulatory bodies and (ii) the U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries in which we do business; the success of business development efforts, construction projects and acquisitions and divestitures, including risks in (i) being able to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) realizing anticipated benefits from any of these efforts if completed, and (iv) obtaining the consent or approval of partners or other third parties, including governmental and regulatory bodies; litigation, arbitrations, property disputes and other proceedings, and changes to laws and regulations, including those related to the energy industry in Mexico; cybersecurity threats, including by state and state-sponsored actors, of ransomware or other attacks on our systems or the systems of third-parties with which we conduct business, including the energy grid or other energy infrastructure, all of which have become more pronounced due to recent geopolitical events, such as the war in Ukraine; our ability to borrow money on favorable terms and meet our debt service obligations, including due to (i) actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative outlook or (ii) rising interest rates and inflation; failure of foreign governments, state-owned entities and our counterparties to honor their contracts and commitments; the impact on affordability of San Diego Gas & Electric Company’s (SDG&E) and Southern California Gas Company’s (SoCalGas) customer rates and their cost of capital and on SDG&E’s, SoCalGas’ and Sempra Infrastructure’s ability to pass through higher costs to current and future customers due to (i) volatility in inflation, interest rates and commodity prices, (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of the clean energy transition in California, (iii) with respect to SDG&E’s business, departing retail load resulting from additional customers transferring to Community Choice Aggregation and Direct Access, and (iv) with respect to Sempra Infrastructure’s business, volatility in foreign currency exchange rates; the impact of climate and sustainability policies, laws, rules, disclosures, and trends, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies and the risk of nonrecovery for stranded assets; our ability to incorporate new technologies into our businesses, including those designed to support governmental and private party energy and climate goals; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events that disrupt our operations, damage our facilities or systems, cause the release of harmful materials, cause fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms, may be disputed or not covered by insurers, or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, pipeline system or limitations on the withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; changes in tax and trade policies, laws and regulations, including tariffs, revisions to international trade agreements and sanctions, such as those that have been imposed and that may be imposed in the future in connection with the war in Ukraine, which may increase our costs, reduce our competitiveness, impact our ability to do business with certain counterparties, or impair our ability to resolve trade disputes; and other uncertainties, some of which are difficult to predict and beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, sec.gov, and on Sempra’s website, sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA ENERGY
Table A

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended December 31,		Years ended December 31,
	2022	2021	2022	2021
	(unaudited)
REVENUES
Utilities:
Natural gas	$2,257	$2,023	$7,868	$6,333
Electric	1,120	1,129	4,783	4,658
Energy-related businesses	78	692	1,788	1,866
Total revenues	3,455	3,844	14,439	12,857

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(768)	(705)	(2,603)	(1,597)
Cost of electric fuel and purchased power	(174)	(182)	(937)	(1,010)
Energy-related businesses cost of sales	(178)	(163)	(942)	(611)
Operation and maintenance	(1,292)	(1,243)	(4,746)	(4,341)
Aliso Canyon litigation and regulatory matters	—	(22)	(259)	(1,593)
Depreciation and amortization	(519)	(479)	(2,019)	(1,855)
Franchise fees and other taxes	(161)	(154)	(635)	(596)
Gain on sale of asset	—	36	—	36
Other income, net	27	6	24	58
Interest income	17	19	75	69
Interest expense	(258)	(422)	(1,054)	(1,198)
Income before income taxes and equity earnings	149	535	1,343	219
Income tax expense	(121)	(144)	(556)	(99)
Equity earnings	380	321	1,498	1,343
Net income	408	712	2,285	1,463
Losses (earnings) attributable to noncontrolling interests	41	(97)	(146)	(145)
Preferred dividends	(11)	(11)	(44)	(63)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$438	$604	$2,094	$1,254

Basic earnings per common share (EPS):
Earnings	$1.39	$1.90	$6.65	$4.03
Weighted-average common shares outstanding	314,738	318,890	315,159	311,755

Diluted EPS:
Earnings	$1.39	$1.90	$6.62	$4.01
Weighted-average common shares outstanding	316,148	319,510	316,378	313,036

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS (Unaudited)
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2022 and 2021 as follows:
Three months ended December 31, 2022:
▪$(75) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(247) million net unrealized losses on commodity derivatives
▪$17 million net unrealized gains on a contingent interest rate swap related to the proposed initial phase of the Port Arthur LNG liquefaction project (PA LNG Phase 1 project)

Three months ended December 31, 2021:
▪$(16) million impact associated with Aliso Canyon natural gas storage facility litigation at Southern California Gas Company (SoCalGas)
▪$(3) million impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives
▪$129 million net unrealized gains on commodity derivatives
▪$(30) million in charges associated with hedge termination costs and a write-off of unamortized debt issuance costs from the early redemptions of debt at Sempra Infrastructure in October 2021
▪$(92) million in charges associated with make-whole premiums and a write-off of unamortized discount and debt issuance costs from the early redemptions of debt at Parent and other in December 2021
▪$(72) million net income tax expense related to the utilization of a deferred income tax asset upon completing the sale of a 20% NCI in Sempra Infrastructure Partners, LP (SI Partners) to KKR Pinnacle Investor L.P. (KKR) in October 2021

Year ended December 31, 2022:
▪$(199) million impact associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas
▪$(164) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(355) million net unrealized losses on commodity derivatives
▪$17 million net unrealized gains on a contingent interest rate swap related to the proposed PA LNG Phase 1 project
▪$(120) million deferred income tax expense associated with the change in our indefinite reinvestment assertion as a result of progress in obtaining regulatory approvals necessary to close the sale of a 10% NCI in SI Partners to Abu Dhabi Investment Authority (ADIA)

Year ended December 31, 2021:
▪$(1,148) million impact associated with Aliso Canyon natural gas storage facility litigation at SoCalGas
▪$(44) million impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives
▪$(47) million net unrealized losses on commodity derivatives
▪$(30) million in charges associated with hedge termination costs and a write-off of unamortized debt issuance costs from the early redemptions of debt at Sempra Infrastructure in October 2021
▪$(92) million in charges associated with make-whole premiums and a write-off of unamortized discount and debt issuance costs from the early redemptions of debt at Parent and other in December 2021
▪$(72) million net income tax expense related to the utilization of a deferred income tax asset upon completing the sale of a 20% NCI in SI Partners to KKR in October 2021
▪$50 million equity earnings from investment in RBS Sempra Commodities LLP, which represents a reduction to an estimate of our obligations to settle pending value added tax (VAT) matters and related legal costs at our equity method investment at Parent and other

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation effects on our monetary positions in Mexico and associated undesignated derivatives and unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

SEMPRA ENERGY
Table A (Continued)

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS
(Dollars in millions, except per share amounts; shares in thousands)
	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings
	Three months ended December 31, 2022				Three months ended December 31, 2021
	(unaudited)
Sempra GAAP Earnings				$438				$604
Excluded items:
Impact associated with Aliso Canyon litigation	$—	$—	$—	—	$22	$(6)	$—	16
Impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives	19	89	(33)	75	8	(4)	(1)	3
Net unrealized losses (gains) on commodity derivatives	486	(96)	(143)	247	(222)	49	44	(129)
Net unrealized gains on a contingent interest rate swap related to the proposed PA LNG Phase 1 project	(33)	6	10	(17)	—	—	—	—
Costs associated with early redemptions of debt	—	—	—	—	180	(51)	(7)	122
Net income tax expense related to the utilization of a deferred income tax asset	—	—	—	—	—	72	—	72
Sempra Adjusted Earnings				$743				$688

Diluted EPS:
Weighted-average common shares outstanding, diluted				316,148				319,510
Sempra GAAP EPS				$1.39				$1.90
Sempra Adjusted EPS				$2.35				$2.16

	Year ended December 31, 2022				Year ended December 31, 2021
Sempra GAAP Earnings				$2,094				$1,254
Excluded items:
Impact associated with Aliso Canyon litigation and regulatory matters	$259	$(60)	$—	199	$1,593	$(445)	$—	1,148
Impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives	49	169	(54)	164	44	4	(4)	44
Net unrealized losses on commodity derivatives	669	(138)	(176)	355	23	(18)	42	47
Net unrealized gains on a contingent interest rate swap related to the proposed PA LNG Phase 1 project	(33)	6	10	(17)	—	—	—	—
Deferred income tax expense associated with the change in our indefinite reinvestment assertion related to the sale of NCI to ADIA	—	120	—	120	—	—	—	—
Costs associated with early redemption of debt	—	—	—	—	180	(51)	(7)	122
Net income tax expense related to the utilization of a deferred income tax asset	—	—	—	—	—	72	—	72
Earnings from investment in RBS Sempra Commodities LLP	—	—	—	—	(50)	—	—	(50)
Sempra Adjusted Earnings				$2,915				$2,637

Diluted EPS:
Weighted-average common shares outstanding, diluted				316,378				313,036
Sempra GAAP EPS				$6.62				$4.01
Sempra Adjusted EPS				$9.21				$8.43
(1)     Except for adjustments that are solely income tax, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We did not record an income tax expense for the equity earnings from our investment in RBS Sempra Commodities LLP because, even though a portion of the liabilities may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes.

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$370	$559
Restricted cash	40	19
Accounts receivable – trade, net	2,635	2,071
Accounts receivable – other, net	685	398
Due from unconsolidated affiliates	54	23
Income taxes receivable	113	79
Inventories	403	389
Prepaid expenses	268	260
Regulatory assets	351	271
Fixed-price contracts and other derivatives	803	179
Greenhouse gas allowances	141	97
Other current assets	49	30
Total current assets	5,912	4,375

Other assets:
Restricted cash	52	3
Due from unconsolidated affiliates	—	637
Regulatory assets	2,588	2,011
Insurance receivable for Aliso Canyon costs	—	360
Greenhouse gas allowances	796	422
Nuclear decommissioning trusts	841	1,012
Dedicated assets in support of certain benefit plans	505	567
Deferred income taxes	135	151
Right-of-use assets – operating leases	655	594
Investment in Oncor Holdings	13,665	12,947
Other investments	2,012	1,525
Goodwill	1,602	1,602
Other intangible assets	344	370
Wildfire fund	303	331
Other long-term assets	1,382	1,244
Total other assets	24,880	23,776
Property, plant and equipment, net	47,782	43,894
Total assets	$78,574	$72,045

SEMPRA ENERGY
Table B (Continued)

CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Dollars in millions)
	December 31,
	2022	2021
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,352	$3,471
Accounts payable – trade	1,994	1,671
Accounts payable – other	275	178
Dividends and interest payable	621	563
Accrued compensation and benefits	484	479
Regulatory liabilities	504	359
Current portion of long-term debt and finance leases	1,019	106
Reserve for Aliso Canyon costs	129	1,980
Greenhouse gas obligations	141	97
Other current liabilities	1,380	1,131
Total current liabilities	9,899	10,035

Long-term debt and finance leases	24,548	21,068

Deferred credits and other liabilities:
Due to unconsolidated affiliates	301	287
Regulatory liabilities	3,341	3,402
Greenhouse gas obligations	565	225
Pension and other postretirement benefit plan obligations, net of plan assets	410	687
Deferred income taxes	4,591	3,477
Asset retirement obligations	3,546	3,375
Deferred credits and other	2,117	2,070
Total deferred credits and other liabilities	14,871	13,523
Equity:
Sempra Energy shareholders’ equity	27,115	25,981
Preferred stock of subsidiary	20	20
Other noncontrolling interests	2,121	1,418
Total equity	29,256	27,419
Total liabilities and equity	$78,574	$72,045

SEMPRA ENERGY
Table C

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Years ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,285	$1,463
Adjustments to reconcile net income to net cash provided by operating activities	2,025	855
Reserve for Aliso Canyon costs	(1,851)	1,532
Net change in other working capital components	(1,967)	(538)
Insurance receivable for Aliso Canyon costs	360	85
Distributions from investments	854	941
Changes in other noncurrent assets and liabilities, net	(564)	(496)
Net cash provided by operating activities	1,142	3,842

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(5,357)	(5,015)
Expenditures for investments and acquisitions	(376)	(633)
Proceeds from sale of assets	—	38
Distributions from investments	—	366
Purchases of nuclear decommissioning and other trust assets	(700)	(961)
Proceeds from sales of nuclear decommissioning and other trust assets	762	961
Advances to unconsolidated affiliates	—	(8)
Repayments of advances to unconsolidated affiliates	626	38
Disbursement for note receivable	—	(305)
Other	6	11
Net cash used in investing activities	(5,039)	(5,508)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(1,430)	(1,331)
Preferred dividends paid	(44)	(99)
Issuances of common stock, net	4	5
Repurchases of common stock	(478)	(339)
Issuances of debt (maturities greater than 90 days)	9,984	3,773
Payments on debt (maturities greater than 90 days) and finance leases	(4,510)	(5,489)
(Decrease) increase in short-term debt, net	(1,266)	1,913
Advances from unconsolidated affiliates	28	40
Proceeds from sales of noncontrolling interests, net	1,732	3,206
Purchases of noncontrolling interests	—	(224)
Distributions to noncontrolling interests	(237)	—
Contributions from noncontrolling interests	31	4
Other	(35)	(199)
Net cash provided by financing activities	3,779	1,260

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	2

Decrease in cash, cash equivalents and restricted cash	(119)	(404)
Cash, cash equivalents and restricted cash, January 1	581	985
Cash, cash equivalents and restricted cash, December 31	$462	$581

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITIONS
(Dollars in millions)
	Three months ended December 31,		Years ended December 31,
	2022	2021	2022	2021
	(unaudited)
Earnings (Losses) Attributable to Common Shares
SDG&E	$234	$216	$915	$819
SoCalGas	260	198	599	(427)
Sempra Texas Utilities	132	137	736	616
Sempra Infrastructure	(82)	263	310	682
Parent and other	(106)	(210)	(466)	(436)
Total	$438	$604	$2,094	$1,254

	Three months ended December 31,		Years ended December 31,
	2022	2021	2022	2021
	(unaudited)
Capital Expenditures, Investments and Acquisitions
SDG&E	$822	$660	$2,473	$2,220
SoCalGas	599	567	1,993	1,984
Sempra Texas Utilities	90	415	346	566
Sempra Infrastructure	406	182	914	869
Parent and other	1	2	7	9
Total	$1,918	$1,826	$5,733	$5,648

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS

	Three months ended December 31,		Years ended or at December 31,
	2022	2021	2022	2021
	(unaudited)
UTILITIES
SDG&E and SoCalGas
Gas sales (Bcf)(1)	109	105	349	360
Transportation (Bcf)(1)	163	154	625	606
Total deliveries (Bcf)(1)	272	259	974	966

Total gas customer meters (thousands)			7,040	7,003

SDG&E
Electric sales (millions of kWhs)(1)	1,715	2,386	7,800	11,298
Community Choice Aggregation and Direct Access (millions of kWhs)(2)	2,765	2,104	9,900	5,916
Total deliveries (millions of kWhs)(1)	4,480	4,490	17,700	17,214

Total electric customer meters (thousands)			1,504	1,496

Oncor(3)
Total deliveries (millions of kWhs)	33,680	31,247	149,260	135,057
Total electric customer meters (thousands)			3,896	3,832

Ecogas
Natural gas sales (Bcf)	1	1	4	3
Natural gas customer meters (thousands)			150	143

ENERGY-RELATED BUSINESSES
Sempra Infrastructure
Termoeléctrica de Mexicali (TdM) (millions of kWhs)	842	799	3,110	3,382
Wind and solar (millions of kWhs)(1)(4)	640	586	2,987	2,510
(1)     Includes intercompany sales.
(2)     Several jurisdictions in SDG&E's territory have implemented Community Choice Aggregation, including the City of San Diego in 2022. Additional jurisdictions are in the process of implementing or considering Community Choice Aggregation.
(3)     Includes 100% of the electric deliveries and customer meters of Oncor Electric Delivery Company LLC (Oncor), in which we hold an indirect 80.25% interest through our investment in Oncor Electric Delivery Holdings Company LLC.
(4)     Includes 50% of the total power generated and sold at the Energía Sierra Juárez (ESJ) wind power generation facility through March 19, 2021. As of March 19, 2021, ESJ became a wholly owned, consolidated subsidiary of IEnova.